Exhibit 99.1
For Immediate Release
Tuesday, Feb. 20, 2007
Contacts: Kate Snedeker, Emmis
317.684.6576
Michael McHugh, HITV
703.562.7105
Emmis Announces Sale of KGMB-TV in Honolulu to HITV
Indianapolis...Emmis Communications Corporation (Nasdaq: EMMS) today announced it has signed a definitive agreement to sell CBS affiliate KGMB-TV in Honolulu to HITV Operating Co., Inc., for $40 million in cash.
“The sale of KGMB will bring us one step closer to completing the orderly divestiture of our television assets,” Emmis Chairman and CEO Jeff Smulyan said. “Our results from selling these stations have delivered substantial value to our shareholders and positioned us to focus on our core radio and publishing operations. We wish the extraordinary team at KGMB nothing but the very best.”
HITV is a wholly owned portfolio company of MCG Capital Corporation (Nasdaq: MCGC) .
Since announcing its intent to exit the television business, Emmis has now sold 15 of its 16 television stations, resulting in gross proceeds of $1.18 billion. Emmis continues to own Fox affiliate WVUE-TV in New Orleans.
Emmis purchased KGMB-TV with seven other network-affiliated stations (KOIN-TV, KRQE-TV, WSAZ-TV, KSNW-TV, KGUN-TV, KMTV-TV, KSNT-TV) in October of 2000 from Lee Enterprises.
The agreement is subject to customary conditions, including approval from the Federal Communications Commission. Emmis expects to close this transaction in the first half of the calendar year.
Emmis Communications — Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. In May 2005, Emmis announced its intent to seek strategic alternatives for its 16 television stations, and has sold or announced letters of intent to sell 15 of them. Emmis also owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.
HITV is a wholly owned portfolio company of MCG Capital Corporation. MCG Capital Corporation is a publicly traded Business Development Company with approximately $1.3 billion in total assets. MCG Capital is a solutions-focused commercial finance company providing financing and advisory services to middle market, growth oriented companies throughout the United States. MCG’s capital is generally used by its portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital. More information about MCG Capital Corporation is available at www.mcgcapital.com.